Exhibit 10.30



Pierpoint Investissements SA                                      June 25th 2004
Trident Chambers
P.O. Box 146
Tortola
British Virgin Islands

GenoMed, Inc.
909 S. Taylor Ave.
St. Louis, MO 63110
United States of America

AMENDED OFFER TO GENOMED INC.

This offer if accepted by GenoMed Inc. completely replaces the current offer made to GenoMed Inc. by Pierpoint Investissements SA and accepted by GenoMed Inc. on March 2nd 2004. The amended passages are highlighted in bold, below.

OVERVIEW

Pierpoint Investissements SA are interested in purchasing a minimum of USD 500,000 up to a maximum of USD 2 million worth of common, 12-month restricted shares in GenoMed Inc. each and every year for a period of ten years at the 30 day market average (mid price of the bid and ask) less a discount of 25% for the right to a total of 40 million warrants in GenoMed Inc. with a strike price being the 30 day market average (mid price) less a discount of 40%

OFFER TERMS

1. For the first year only Pierpoint Investissements SA will purchase USD 225,000 worth of shares in GenoMed Inc. at USD 0.045 cents and a further USD 275,000 worth of shares at the 30 day market average (mid price) less a discount of 25% by no later than February 18th 2005. Completion of this payment will enable Pierpoint to be eligible to a total of 40 million warrants in GenoMed Inc. with a strike price being the 30 day market average (mid price of the bid and the ask) less a discount of 40%

2. Pierpoint would require the warrants to be issued against the first USD 225,000 as funds were received by Genomed Inc. and these warrants would be possible to convert under the original offer terms presented to GenoMed Inc. by Pierpoint and accepted by GenoMed on February 5th 2004. These terms are as follows:

     (i) Pierpoint Investissements SA are eligible to purchase USD 225,000 worth of common, 12-month restricted shares in GenoMed Inc. at USD 0.045 with warrants to match on the following terms: The warrants strike price will be fixed at the 30 day average immediately prior to the exercise of the warrants less a discount of 50% with a 2 year expiry date from issue.

3. These warrants, amounting to USD 225,000 / 0.045 or 5 million warrants, are to be counted against the total of 40 million warrants which Pierpoint is entitled by this agreement, leaving a second category of 35 million warrants (see below)

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4.  The  second  point  of the  original  agreement  between  GenoMed  Inc.  and
Pierpoint, dated February 5th 2004 will also remain in effect. It is as follows:

     That upon funds being received by GenoMed for the first transaction as in point (i) [now point #2(i) above] then Nikolas Piers Gilding will be eligible to purchase USD 250,000 worth of shares in GenoMed at USD 0.045 with warrants to match on the following terms: The warrants strike price will be fixed at the 30 day average immediately prior to the exercise of the warrants less a discount of 50% with a 2 year expiry date from issue. Nikolas Gilding will have the right to pay for his shares 30 working days after the first transaction has been completed.

5. These additional USD 250,000/ 0.045 or 5,555,556 warrants will not be counted against the total of 40 million warrants to which Pierpoint is entitled by this agreement.

6. Mr. Nikolas Gilding agrees to transfer proxy voting power to GenoMed's management for a 12 month period after conversion to free-trading shares of the 5,555,556 warrants mentioned in point #5 above.

7. For the remaining nine years Pierpoint would have to purchase a minimum USD 500,000 worth of GenoMed Inc. common, 12-month restricted shares each and every year at the 30, day market average (mid price) less a discount of 25% for Pierpoint to be able to retain their rights to the remaining 35 million warrants (see point #3)

8. The 35 million warrants would have an expiry date of 10 years from the date of the revised offer being accepted by GenoMed Inc. (Note: the first 5 million warrants have an expiry date of only 2 years). If Pierpoint failed to invest the minimum agreed amount of USD 500,000 per calendar year then they would lose all their rights to all remaining unconverted warrants.

9. Apart from Pierpoint's 5 million warrants mentioned in point #2, and Mr. Nikolas Gilding's 5,555,556 warrants mentioned in point #4, the remaining 35 million warrants covered by this agreement (see point #3) could only be converted to common, 12-month restricted shares if GenoMed Inc. stock was trading at USD 1.00 or above. In other words, the warrants could be converted at USD 0.60 (60 cents) if the 30 day average midpoint of the bid and ask of the stock was USD 1.00. If the 30 day average midpoint of the stock was, USD 0.99, the warrants could not be converted.

10. PIERPOINT WILL HAVE THE RIGHT TO EXERCISE ALL OF THEIR 35 MILLION WARRANTS WITHIN A 12 MONTH PERIOD FROM WHEN GENOMED STOCK HAS TRADED AT LEAST USD 1.00 FOR 30 CONSECUTIVE TRADING DAYS AS IN POINT #9 ABOVE.

     (i) IF PIERPOINT CONVERTED / PLACED AT LEAST 20 MILLION OF THEIR 35 MILLION WARRANTS WITHIN THIS 12 MONTH PERIOD, THEN THESE CONVERTED / PLACED WARRANTS WOULD BE REPLACED WITH A FURTHER 40 MILLION WARRANTS WITH A 10-YEAR EXPIRY. THESE WARRANTS COULD BE EXERCISED AT A MAXIMUM RATE OF 8 MILLION WARRANTS PER YEAR OVER 5 YEARS. THE EXERCISE PRICE WILL BE A 50% DISCOUNT TO THE AVERAGE MARKET PRICE OF THE PREVIOUS 30' TRADING DAYS.

     (ii) IF, ON THE OTHER HAND, PIERPOINT WERE ABLE TO CONVERT / PLACE ALL 35 MILLION WARRANTS WITHIN THE SAME 12 MONTH PERIOD, THEN THESE WARRANTS WOULD BE REPLACED WITH A FURTHER 80 MILLION WARRANTS WITH A 10-YEAR EXPIRY. THESE WARRANTS COULD BE EXERCISED AT A MAXIMUM RATE OF 16 MILLION WARRANTS PER YEAR OVER 5 YEARS. THE EXERCISE PRICE WILL BE A 50% DISCOUNT TO THE AVERAGE MARKET PRICE OF THE PREVIOUS 30 TRADING DAYS.

11. PROVIDING THAT PIERPOINT MAINTAINED THEIR USD 500,000 MINIMUM ANNUAL INVESTMENT INTO GENOMED THEN ALL ELIGIBLE WARRANTS WOULD REMAIN FULLY ACTIVE FOR 10 YEARS, REGARDLESS OF WHETHER THEY HAD BEEN CONVERTED INTO FULLY PAID SHARES OR NOT.

PLEASE NOTE THE FOLLOWING, HOWEVER:

     (i) BECAUSE OF THE MAXIMUM EXERCISE RATE OF 8 MILLION WARRANTS PER YEAR [POINT #10(I)] OR 16 MILLION WARRANTS PER YEAR [POINT #10(II)], PIERPOINT MUST BEGIN EXERCISING ITS WARRANTS AT LEAST 5 YEARS PRIOR TO THEIR EXPIRY DATE. OTHERWISE, SOME OF PIERPOINT'S WARRANTS WOULD EXPIRE WITHOUT BEING EXERCISABLE.

12. The calendar year referred to in this agreement ends on midnight, local St. Louis time on February 18th and begins anew at 12:01 am local St. Louis time on February 19th

13. The 12-month restriction before sale on GenoMed's common stock begins at the time of conversion of warrants into common stock, not when the warrants are issued.

14. As part of this agreement, Pierpoint agrees that no more than 10% of its holdings in GenoMed Inc. can be sold in any one month so as to avoid a negative impact on GenoMed's share price. This requirement is passed on to any subsequent owner of the warrants or shares of GenoMed Inc. covered by this agreement should they be purchased, sold, or transferred to any additional parties.

15. This agreement expressly does not include the right of representation on the Board of Directors of GenoMed Inc. by Pierpoint or any other investor in GenoMed by virtue of this agreement.

16. None of the GenoMed Inc. shares or warrants referred to in this agreement can be hypothecated.

17. GenoMed Inc. shall be granted a 45 day right of first refusal to purchase any warrants or shares (registered or unregistered) covered by this agreement and offered for sale by Pierpoint or any of its co-investors under this agreement.

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18. This agreement shall be made under the laws of Missouri,  where GenoMed Inc.
is headquartered.

19. Pierpoint Investissements SA reserve the right to pay for and register their shares through a private person / company / or Member Broker of their choice.

20. Finally, it is understood that this transaction involves GenoMed's common shares, which are restricted from sale for 12 months according to Rule 144 of the Securities and Exchange Commission, and that any certificate issued will bear this legend.

Accepted


For GenoMed, Inc.                              For Pierpoint Investissements, SA

By


---------------------------------              ---------------------------------
David W. Moskowitz MD, CEO                     Nikolas Piers Gilding, Director

Date:                                          Date:
     ----------------------------                   ----------------------------

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From:    Dave Moskowitz [dwmoskowitz@genomedics.com]

Sent:    Tuesday, December 14, 2004 1:22 PM

To:      `Nikolas Piers Gilding'

Cc:      `Richard Kranitz'; `Robyn Owens'; pierre.banderet@bcp-bank.com

Subject: Pierpoint extension ...FINAL VERSION

Mr. Nikolas Piers Gilding
Director, Pierpoint Investissements SA Trident Chambers
P.O. Box 146
Tortola, British Virgin Islands


December 14th 2004


PIERPOINT INVESTISSEMENTS SA / GENOMED INC OFFER TERMS DATED JUNE 25TH 2004

Pierpoint Investissements SA current offer terms with GenoMed Inc. are that Pierpoint has to invest a minimum of USD 500,000 up to a maximum of USD 2 million per year into GenoMed under the current offer terms. The last date that funds are due to GenoMed by Pierpoint for the year 2004 / 2005 is February 18th 2005 close of business.

This e-mail / letter serves to confirm that Pierpoint have been granted an extension from February 18th 2005 until April 2nd 2005 close of business to complete their year 2004 / 2005 minimum USD 500,000 investment into GenoMed, in return for Pierpoint paying GenoMed a non-refundable amount of USD 10,000. This amount is intend solely to extend the deadline for the first year of investment, and is not intended to purchases any shares in GenoMed.

Sincerely yours,


Dave Moskowitz MD

CEO, GenoMed Inc.

cc: Robyn Owens, CFO

Richard Kranitz, Secretary, Board of Directors

Pierre Banderet, BCP Bank